EZCORP Announces Closing of Private Offering of $300,000,000 of Senior Notes Due 2032

Austin, Texas (March 28, 2025) - EZCORP, Inc. (NASDAQ: EZPW) (the “Company”), a leading provider of pawn transactions in the United States and Latin America, announced today the closing of its private offering of $300,000,000 aggregate principal amount of its senior notes due 2032 (the “Notes”). The Notes were offered in a private offering to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933 (the “Securities Act”) or outside the United States to certain non-U.S. persons in reliance on Regulation S under the Securities Act. The Notes are senior unsecured obligations of the Company and are fully and unconditionally guaranteed by certain of the Company’s wholly owned domestic subsidiaries (the “Guarantors”) and may be guaranteed in the future by certain other existing and future subsidiaries that guarantee certain indebtedness of the Company or any Guarantor.

The Notes bear interest at a rate of 7.375% per annum, payable semiannually in arrears on April 1 and October 1 of each year, beginning on October 1, 2025. The Notes will mature on April 1, 2032, unless earlier redeemed or repurchased in accordance with their terms prior to such date.

The net proceeds from the offering were approximately $292.5 million, after deducting the initial purchasers’ discounts and estimated offering expenses payable by us. The Company expects to use approximately $103.4 million of the net proceeds from the offering of the Notes to repay its outstanding 2.375% Convertible Senior Notes Due 2025 at maturity. The Company intends to use any excess proceeds for general corporate purposes.

The Notes were offered in a private placement, solely to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act, or outside the United States to certain non-U.S. persons in reliance on Regulation S under the Securities Act. The offer and sale of the Notes and related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor will there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This announcement contains certain forward-looking statements. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements are based on the Company’s current expectations as to the outcome and timing of future events. All statements, other than statements of historical facts, including all statements regarding the offering of the Notes or intended use of proceeds thereof, that address activities or results that the Company plans, expects, believes, projects, estimates or anticipates will, should or may occur in the future, including future capital expenditures and future financial or operating results, are forward-looking statements. Actual results for future periods may differ materially from those expressed or implied by these forward-looking statements due to a number of uncertainties and other factors, including operating risks, liquidity risks, legislative or regulatory developments, market factors and current or future litigation. For a discussion of these and other factors affecting the Company’s business and prospects, see the Company’s annual, quarterly and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

ABOUT EZCORP
Formed in 1989, EZCORP has grown into a leading provider of pawn transactions in the United States and Latin America. We also sell pre-owned and recycled merchandise, primarily collateral forfeited from pawn lending operations and merchandise purchased from customers. We are dedicated to satisfying the short-term cash needs of consumers who are both cash and credit constrained, focusing on an industry-leading customer experience. EZCORP is traded on NASDAQ under the symbol EZPW and is a member of the S&P 1000 Index and Nasdaq Composite Index.

Contact:
Email: Investor_Relations@ezcorp.com
Phone: (512) 314-2220